Exhibit 10.60

AMENDMENT TO CHANGE-IN-CONTROL AGREEMENT

THIS AMENDMENT (the "Amendment") to the CHANGE-IN-CONTROL AGREEMENT by and between Life Technologies Corporation (the "company") and Mark P. Stevenson, an individual (the "Executive"), is made and entered into as of July 21, 2013 by and between the Company and the Executive.

WITNESSETH:

WHEREAS, the Company and the Executive are parties to a Change-in-Control Agreement, dated as of March 5, 2009, as amended on December 9, 2010, (the "Change-in-Control Agreement"); and

WHEREAS, the parties desire to amend the Change-in-Control Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment and in the Change-in-Control Agreement, the Company and the Executive agree as follows:

    1.    Section 6(a)(ii)(x) of the Change-in-Control Agreement is hereby amended by replacing the words "Employment Period" with the words "Executive's employment with the Company".

    2.    Section 6(d)(iii) of the Change-in-Control Agreement is hereby removed and replaced in its entirety with the following:

"(iii) within 30 days following the Date of Termination, the Company shall pay the Executive a single lump sum cash payment in an amount equal to the product of (A) the remainder of 24 less the number of full and partial months, if any, that have elapsed from the date of a "Consummation Change in Control" through the Date of Termination (it being understood that, for the avoidance of doubt, if the Date of Termination occurs following the Effective Date, but prior to a Consummation Change in Control, such number shall in all events be 24) (such remainder, when expressed as a period of months commencing on the Date of Termination, the "Remaining Period") and (B) 229.56% of the sum of(x) the cost of the projected monthly premiums for group health, dental and vision insurance coverage under the Company's plans (the "Health Benefits"), based on the projected premium rates through the end of the Remaining Period applicable for continuation coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") determined, in all cases, as of the Date of Termination (1) based on the Company plans in which the Executive participates and the level of the Executive's Health Benefits coverage as of immediately preceding the Date of Termination or, if more favorable to the Executive, the level of the Executive's Health Benefits coverage as in effect at any time during the 90-day period immediately preceding the Effective Date and (2) assuming (a) initial premium rates equal to those in effect as of the Date of Termination and (b) to the extent applicable, an crease of four percent in the applicable premium rates at the beginning of each calendar year during the Remaining Period from those in effect as of the end of the previous calendar year, and (y) the cost to the Company determined based on the per employee monthly premium or allowance as in effect as of the Date of Termination (with any annual premium or allowance to be divided by twelve) to provide short- and long-term disability, group term life, Company paid voluntary life, accidental death and dismemberment and travel and

    IN WITNESS WHEREOF, the undersigned have signed this Agreement on the dates written below.

    Dated: July 21, 2013       Life Technologies Corporation

                                                              /s/ Gregory T. Lucier
                                                             Chairman & Chief Executive Officer

    Dated: July 21, 2013               /s/ Mark P. Stevenson